EXHIBIT 99.1


December 30, 1999

            F&M BANCORP COMPLETES ACQUISITION OF PATAPSCO VALLEY
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                             BANCSHARES, INC.
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                INVESTOR RELATIONS: GORDON M. COOLEY - 301-694-4171
                INTERNET: WWW.FMBN.COM

Frederick, MD, December 30, 1999 - F&M Bancorp (NASDAQ/FMBN), parent company of Farmers & Mechanics National Bank headquartered in Frederick, MD, today announced that it completed its acquisition of Patapsco Valley Bancshares, Inc., headquartered in Ellicott City, MD, and the merger of its principal subsidiary, Commercial & Farmers Bank into Farmers & Mechanics National Bank. Completion of the transaction followed the favorable vote of Patapsco Valley shareholders on December 14, 1999 and satisfaction of all other conditions precedent to closing.

Faye E. Cannon, president and chief executive officer of F&M Bancorp and Farmers & Mechanics National Bank, said, "Today marks the advent of added convenience and enhanced value in community banking for the customers of Commercial & Farmers Bank as we welcome them to Farmers & Mechanics National Bank. Commercial & Farmers Bank's rich tradition of service to customers and its commitment to the community also have been the guiding principles of growth for Farmers & Mechanics National Bank for nearly two centuries. We look forward to serving the Commercial & Farmers' markets with a growing array of traditional, nontraditional, and contemporary financial products and services as we expand our position of leadership in the central-Maryland community as a customer-focused, diversified financial services organization."

Ms. Cannon added, "We are also delighted to welcome Howard E. Harrison, III, previous Chairman of the Board of Directors of Patapsco Valley Bancshares, to the Boards of Directors of F&M Bancorp and Farmers & Mechanics National Bank. We look forward to his contributions and the benefits of his many years of experience in community banking."

The Agreement and Plan of Merger provides that 1.18 shares of F&M Bancorp stock will be issued for each share of Patapsco Valley Bancshares, Inc. stock. A maximum of 1,675,811 newly issued shares of F&M Bancorp Common Stock will be issued for all shares of Patapsco Valley Bancshares Common Stock outstanding at the Effective Time of December 30, 1999.

For purposes of determining the cash payment in lieu of fractional shares, F&M Bancorp Common Stock was valued at $21.88 per share. Patapsco Valley's shareholders will be advised by letter as to the procedure for exchanging their shares.

Closing costs and other merger-related expenses totaling approximately $4.9 million are expected to be recognized at year-end. The merger transaction will be accounted for as a "pooling of interests" whereby the financial condition and results of operations of F&M Bancorp and Patapsco Valley Bancshares will be combined for all prior periods in financial statements published after December 30, 1999.

Based on the pro forma combined financial statements of F&M Bancorp and Patapsco Valley Bancshares at June 30, 1999, total assets amounted to $1.637 billion, and total deposits amounted to $1.309 billion. With the addition of 8 community offices and 10 ATMs of Commercial & Farmers Bank, Farmers & Mechanics National Bank will operate 45 full-service community offices and 52 ATMs across Frederick, Carroll, Montgomery, Baltimore and Howard Counties in Maryland, and Adams County, PA. Farmers & Mechanics National Bank introduced the East Coast's first full service mobile unit, Express Bank in 1995, and delivers electronic services throughout its market with personal and business PC banking access and with its 24-hour ExpressLine, automated telephone banking service. Keller-Stonebraker Insurance, Inc. and Potomac Basin Group Associates, Inc., subsidiaries of Farmers & Mechanics National Bank, provide a full line of consumer and commercial business insurance products. F&M Bancorp's Hagerstown, MD-based subsidiary, Home Federal Savings Bank, offers full-service banking through eight community offices, 18 ATMs, and other electronic banking systems in Washington and Allegheny Counties.

                                   # # #

This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger, including statements relating to estimated restructuring charges expected to be incurred in connection with the merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations in such forward-looking statements.